                                                                      EXHIBIT 11

SEARCH FINANCIAL SERVICES, INC.
Computation of Per Share Earnings (Loss)
(in thousands except per share data)



                                                                       Year Ended      Six Months Ended       Year Ended
                                                                     March 31, 1997     March 31, 1996     September 30, 1995
                                                                     --------------    ----------------    ------------------
Weighted Average Shares:
  Common Stock outstanding at end of period                               3,163               3,119               1,347
  Adjustment for weighting of shares                                        203              (1,875)               (226)
  Common Stock equivalents assumed outstanding                               --                  62                  --
                                                                        -------             -------            --------
Weighted Average Shares Outstanding     [A]                               3,366               1,306               1,121
                                                                        =======             =======            ========
  Net Income (Loss)                     [B]                             $(4,871)            $(2,998)           $(20,134)
                                                                        =======             =======            ========
Computation of net income (loss) per share:
  Net income (loss) divided by weighted average shares
    outstanding                       [B]/[A]                           $ (1.45)            $ (2.29)           $ (17.96)
                                                                        =======             =======            ========